Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6000

Moriah Shilton

Investor Relations

408-321-6713

Tessera Signs Agreement with Motorola

SAN JOSE, Calif. – Nov. 10, 2008 – Tessera Technologies, Inc. (NASDAQ: TSRA) announced that Motorola, Inc. has signed an agreement with Tessera, Inc. for an option to license Tessera’s chip scale packaging (CSP) technology. This option enables Motorola, within a specified time period, to enter into a pre-negotiated license agreement with Tessera and settle all outstanding litigation between the companies. If Motorola exercises the option and takes the license, it will pay royalties on all its products that include chips that use Tessera’s technology and are sourced from companies who are not Tessera licensees. Detailed terms of the agreements including the time period, option fees, license fees and license royalties are confidential.

Motorola is named in Tessera’s ongoing U.S. International Trade Commission (ITC) Investigation 337-TA-605 (Wireless ITC action) and in a related suit in the Federal District Court in the Eastern District of Texas.

About Tessera

Tessera is a leading provider of miniaturization technologies for the electronics industry. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.